                           SCHEDULE 14A INFORMATION

                                (Rule 14-A-101)

       Information Required in Proxy Statement Schedule 14A Information

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934

Filed by Registrant    [X]

Filed by a Party other than the Registrant    [_]

Check the appropriate box:

     [X]  Preliminary Proxy Statement

     [_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

     [_]  Definitive Proxy Statement

     [_]  Definitive Additional Materials

     [_]  Soliciting Material Under Rule 14a-12

                         SPEEDCOM WIRELESS CORPORATION
                         -----------------------------
               (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  $125 per Exchange Act Rules o-11(c)(1)(ii), 14(a)-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[_]  Fee paid previously by written preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

                         SPEEDCOM WIRELESS CORPORATION
                                _______________

                          NOTICE AND PROXY STATEMENT
                                _______________

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
            TO BE HELD _____________, 2001 AT _____________ E.D.T.

To the Stockholders of SPEEDCOM Wireless Corporation:

     Notice is hereby given that a special meeting of the stockholders of SPEEDCOM Wireless Corporation will be held on __________________, 2001, at _______________ local time at ________________________________________________.
The meeting is called for the following purposes:

     1. To approve SPEEDCOM's issuance of common stock upon the conversion of Series B convertible preferred stock and the exercise of related warrants sold to selected institutional and accredited investors in a private offering; and

     2. To approve an increase in the number of authorized shares of our common stock from 30 million to 60 million shares, in order, among other things, to provide sufficient authorized shares to cover the conversion of the Series B convertible preferred stock and the exercise of the related warrants.

     After careful consideration, SPEEDCOM's board of directors has unanimously approved the proposals and recommends that you vote FOR each proposal.

     Only stockholders of record of SPEEDCOM Wireless Corporation at the close of business on _______________, 2001 are entitled to receive notice of and to vote at the special meeting, or any postponement or adjournment.

     All stockholders are cordially invited to attend the meeting. IF YOU ARE NOT ABLE TO ATTEND THE MEETING, PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE REPLY ENVELOPE PROVIDED. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be returned to ensure that all your shares will be voted. You may revoke a proxy at any time if it has not yet been exercised by delivering a later dated proxy or a written revocation to the Corporate Secretary of SPEEDCOM. If you attend the special meeting and vote by ballot, your proxy vote will be revoked automatically and only your vote at the special meeting will be counted. The prompt return of your proxy card will assist us in preparing for the special meeting.

                                        By Order of the Board of Directors


                                        Sara Byrne
                                        Secretary
Dated:   ________________, 2001

                               Preliminary Copy

                         SPEEDCOM WIRELESS CORPORATION
                    1748 Independence Boulevard, Suite G-6
                            Sarasota, Florida 34234

                          ___________________________

                                PROXY STATEMENT
                          ___________________________


          This proxy statement is furnished to you in connection with the special meeting of stockholders to be held on ___________, 2001 at ______________________, including any adjournment of the special meeting. The special meeting is being held for the purposes set forth in the accompanying notice of special meeting of stockholders. This proxy statement and the notice of special meeting are being provided to stockholders on or about _______________, 2001.

                            SOLICITATION OF PROXIES

          SPEEDCOM's board of directors is soliciting proxies. The cost of distributing this proxy statement and special meeting notice will be borne by SPEEDCOM. Brokerage houses and nominees will be requested to supply lists of or forward the proxy material to the beneficial owners. SPEEDCOM, upon request, will reimburse brokerage houses and nominees for their reasonable expenses in forwarding proxy materials to the beneficial owners. Proxies will be voted as indicated and if no designation is made will be voted "FOR" each proposal.

                               VOTING SECURITIES

          On __________, 2001, SPEEDCOM had outstanding and entitled to vote __________ shares of common stock. Each share of common stock is entitled to one vote. The common stock is the only class of outstanding stock entitled to vote.

          Michael W. McKinney, our Chairman and Chief Executive Officer, and Barbara L. McKinney, who directly or as custodians for their children beneficially own approximately 55.8% of our outstanding common stock, have agreed to vote their shares in favor of both proposals, thereby assuring adoption of the proposals by stockholders.

            PROPOSAL 1: H.C. WAINWRIGHT TRANSACTION WITH INVESTORS

Summary of Terms of the Transaction

          On August 23, 2001, we sold 3,835,554 shares of Series B convertible preferred stock, Series A warrants for the purchase of 3,068,448 shares of common stock and Series B warrants for the purchase of up to 4,560,481 shares to selected institutional and accredited investors in a private offering organized through H.C. Wainwright & Co., Inc. We raised approximately $2.7 million cash, which is being used for general working capital purposes, and also exchanged for equity as part of the transaction approximately $3.4 million aggregate principal amount of indebtedness, plus approximately $89,000 of accrued interest at a blended rate of 10.0% per year. The indebtedness was issued in December 2000, April and June 2001 for working capital purposes to some, but not all, of the investors in this transaction.

          As part of the transaction, holders of our Series A convertible preferred stock exchanged all their Series A preferred shares, which were convertible into an aggregate of 955,146 shares of common stock, for 955,146 shares of Series B convertible preferred stock which are convertible into twice as many shares of common stock. The effect of the exchange is to double the number of shares of common stock issuable upon conversion of the previously outstanding preferred stock.

          As part of the selling compensation paid to the firm of H.C. Wainwright, we issued to the firm and officers of the firm a total of 350,000 shares of our common stock.

Interests of Certain Persons in Transaction

          Investors in the Series B convertible preferred stock include our President and director, Bruce L. Sanguinetti, who exchanged approximately $500,000 of our debt and Series A convertible preferred stock for stock and warrants.

Summary of Terms of Securities

          Series B Convertible Preferred Stock. Shares of Series B convertible preferred stock are entitled to receive dividends at 14% per annum of the liquidation preference, beginning two years following the closing of the sale of the Series B convertible preferred stock. The dividends are payable only on conversion of the preferred stock into common stock.

          The Series B convertible preferred stock has an initial liquidation preference of $2.25 per share. If we announce a "change of control transaction" no later than six months after the issuance of the Series B convertible preferred stock and close the change of control transaction no later than eight months after such issuance, the liquidation preference will increase to $3.04 per share ($3.83 per share if paid in common stock of the surviving corporation). If we do not announce or close a change of control transaction by these deadlines, the liquidation preference will increase to $3.38 per share ($4.50 per share if paid in common stock of the surviving corporation). A "change of control transaction" means a bona fide merger, stock sale or sale of all or substantially all our assets that would result in a change of control of SPEEDCOM.

          For a period one year after the closing of the sale of the Series B convertible preferred stock, holders of Series B convertible preferred stock are entitled to rights of first refusal if we effect any future private financings. For a period of two years after the closing, holders of Series B convertible preferred stock are entitled to exchange their Series B convertible preferred stock for securities issued in a new financing if we effect any private equity or equity-linked financings on terms more favorable to investors than the Series B convertible preferred stock.

          Each share of Series B convertible preferred stock may be converted into two shares of common stock, subject to anti-dilution provisions. The number of shares of common stock issuable upon conversion of one share of Series B convertible preferred stock will increase to $2.25 if we do not enter into a definitive agreement for a change of control transaction with a public company by December 28, 2001, do not announce such a transaction within six months of the date of issuance of the Series B convertible preferred stock or do not close such a transaction before March 31, 2002.

          The Series B convertible preferred stock will be automatically converted into common stock if, beginning twelve months following the closing of the sale of the Series B convertible preferred stock, the closing bid price for our common stock exceeds $2.25 for a period of 20 consecutive trading days and the common stock underlying the Series B convertible preferred stock has been registered under the Securities Act of 1933.

          The Series B convertible preferred stock is not entitled to voting rights except for class voting on matters affecting the Series B convertible preferred stock, including the issuance of any stock ranking senior to or on a parity with the Series B convertible preferred stock, for which approval of the holders of three-quarters of the outstanding shares of Series B convertible preferred stock is required.

          Series A Warrants. For each share of Series B convertible preferred stock purchased, investors received a Series A warrant for the purchase of 0.4 share of common stock, subject to anti-dilution provisions. The Series A warrants have a term of five years and an exercise price of $2.50 per share. If our common stock closes at $5.00 or more for 15 consecutive trading days at any time beginning one year after issuance of the Series A preferred stock, we may redeem the Series A warrants for $0.10 per share, unless the holders exercise the warrants, provided that the underlying shares are registered under the Securities Act of 1933.

          Series B Warrants. For each share of Series B convertible preferred stock purchased, investors received a Series B warrant for the purchase of
0.5945 share of common stock, subject to anti-dilution provisions. The Series B warrants have an exercise price of $0.01 per share. The Series B warrants will expire on the earlier of April 15, 2002 and the date of a change of control transaction that results in the holder receiving at least $1.52 per share in cash or $1.91 per share in shares of registered common stock of the surviving company in exchange for their Series B convertible preferred stock. All the Series B warrants will become exercisable if we fail to achieve breakeven earnings before income taxes, depreciation and amortization ("EBITDA") or fail to have revenues of at least $4.5 million during the fourth quarter of 2001. If we have EBITDA of up to $100,000 during the fourth quarter of 2001, the number of Series B warrants that will be exercisable will be computed as follows:

          Number of Series B warrants x [1-(EBITDA for the quarter/$100,000)].

          General. Unless waived by the holder, no holder of Series B convertible preferred stock, Series A warrants or Series B warrants may convert their stock or exercise their warrants if doing so would cause the holder to have greater than 4.9% ownership of SPEEDCOM common stock. If we fail to register the common stock underlying the Series B convertible preferred stock and Series A and B warrants within 120 days following the closing of the sale of the Series B convertible preferred stock, we will be required to pay cash liquidated damages for the first 30-day period after closing equal to 3.0% of the amount invested, and cash liquidated damages for each 30-day period thereafter equal to 1.5% of the amount invested. We filed a registration statement with the Securities and Exchange Commission on September 18, 2001 to register these shares.

          Copies of the documents governing the terms of Series B convertible preferred stock and Series A and B warrants and their sale to investors are available at the Securities and

Exchange Commission's web site: http://www.sec.gov as exhibits to the Form S-3 registration statement we filed with the SEC on September 18, 2001.

Reason for Obtaining Stockholder Approval

          The transaction with investors was approved by our board of directors on August 20, 2001. Stockholder approval is required in order to comply with the listing requirements of the Nasdaq SmallCap Stock Market where our shares are listed. Specifically, Nasdaq Rule 4350(i)(1)(D) requires us to obtain stockholder approval in order to issue shares of common stock upon conversion of the Series B convertible preferred stock and exercise of the related warrants in excess of 20% of the number of shares of common stock outstanding before the transaction, at a price less than the market value of the common stock at the time of issuance. If stockholders do not approve such issuance, which is not anticipated, the number of shares of common stock issuable upon conversion of the Series B convertible preferred stock and exercise of the Series A and B warrants will be limited to the 20% threshold.

          Based on 10,354,613 shares of common stock outstanding on September ___, 2001 and assuming (1) conversion of the Series B convertible preferred stock into the maximum possible number of shares of common stock into which it could be converted and (2) full exercise of all related warrants for the maximum possible number of shares that could be issued on such exercise, the investors would hold approximately 61.9% of SPEEDCOM's outstanding common stock. Based on 10,005,613 shares of common stock outstanding on October 1, 2001 and assuming
(1) conversion of the Series B convertible preferred stock for the smallest possible number of shares issuable upon conversion or exercise thereof and (2) the exercise of Series A warrants only, the investors would hold approximately 51.8% of SPEEDCOM's outstanding common stock. Accordingly, under either alternative, conversion and exercise would result in a change of control of SPEEDCOM.

          Giving effect to the issuance of (1) a total of 4,455,519 shares reserved for issuance upon the exercise of other warrants and (2) a total of 5,200,000 shares reserved for issuance upon the exercise of options held by officers, directors and employees, the investors would hold approximately 45.1% of our outstanding common stock after conversion or exercise of the Series B convertible preferred stock and warrants for the maximum number of shares, or 35.2% after conversion or exercise for the minimum number of shares.

          In any event, the conversion or exercise by these investors of their Series B convertible preferred stock and warrants would result in diluting the interests of existing stockholders.

          Our board of directors recommends that stockholders vote in favor of Proposal 1 to authorize the issuance of shares of common stock upon conversion of the Series B convertible preferred stock and exercise of Series A and B warrants in excess of 20% of the number of shares of common stock outstanding immediately before the issuance of the preferred stock and warrants. Proxies solicited by the board of directors will be so voted unless stockholders specify otherwise.

          The affirmative vote of more than 50% of the shares of common stock voting on proposal 1 is required for approval of the proposal. Abstentions and broker non-votes will not affect the outcome of the vote on this proposal.

                PROPOSAL 2: INCREASE IN AUTHORIZED COMMON STOCK

          We are requesting the holders of a majority of SPEEDCOM's outstanding common stock to approve amending our Certificate of Incorporation to increase the number of authorized shares of common stock from 30 million to 60 million shares. As of October 1, 2001, we had outstanding 10,005,613 shares of common stock and, in addition, had reserved for issuance an additional 25,914,448 shares upon the conversion of Series B convertible preferred stock, the exercise of warrants (including the warrants issued in the private placement described above), and the exercise of outstanding options under our incentive plan for officers, directors and key employees. We agreed in the stock purchase agreement for the private placement described above to take steps to amend our charter to increase the number of authorized shares of common stock to provide 150% coverage for the conversion of the Series B convertible preferred stock and the exercise of the Series A and B warrants.

          Our board of directors believes that it is in SPEEDCOM's best interest to have sufficient authorized but unissued common stock to enable us to respond quickly to opportunities to raise capital in public or private offerings and issue shares in business combinations as well as to comply with the provisions of the stock purchase agreement.

          The additional authorized shares may be used for any proper corporate purpose approved by our board of directors, subject only to such stockholder approval requirements as may be imposed by the Nasdaq SmallCap Stock Market. The availability of additional authorized shares will enable the board of directors to act with flexibility and dispatch when favorable opportunities arise to enhance SPEEDCOM's capital structure. Additional shares may be issued in connection with public or private offerings for cash, acquisitions of other businesses, employee benefit plans and stock dividends as well as the conversion or exercise of the Series B convertible preferred stock and related warrants described in proposal 1.

          We have no present plans, agreements, commitments, undertakings or proposals for the issuance and sale of additional authorized shares of common stock except with respect to the shares reserved for future issuance as described above. Stockholders do not have preemptive rights to purchase any additional shares issued except for the right of first refusal of the investors described above. See "Terms of the Transaction With Investors - Summary of Securities."

          The issuance of additional shares of common stock could dilute the interests of existing stockholders.

          Our board of directors recommends that stockholders vote in favor of proposal 2 to increase the number of authorized shares of our common stock to 60 million. Proxies solicited by the board of directors will be so voted unless stockholders specify otherwise.

          The affirmative vote of holders in more than 50% of our outstanding common stock is required for approval of proposal 2. Abstentions and broker non-votes will have the same effect as a "no" vote.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows certain information relating to the beneficial ownership as of October 1, 2001 of (i) each person known to us to be the beneficial owner of more than 5% of our voting stock, (ii) each director, (iii) each executive officer, and (iv) all directors and executive officers as a group.

              Amount and Nature of Shares Beneficially Owned/(1)/

                                                                                                      Percent of
                                                                                                      ----------
                                              Number of Shares     Percent of        Right to            Class
                                              ----------------     ----------        --------            -----
  Name of Beneficial Owner/(1)/                  Owned/(2)/           Class        Acquire/(3)/     (Diluted)/(4)/
  -----------------------------                  ----------           -----        ------------     --------------
S.A.C. Capital Associates, LLC /(5)/                                                4,727,014              24.6%
  c/o S.A.C. Capital Advisors, LLC
  777 Long Ridge Road
  Stamford, CT 06902
Michael W. McKinney                            2,795,055/(6)/          27.9%          219,650/(7)/         16.9%
Barbara L. McKinney                            2,791,555/(8)/          27.9%           13,752/(9)/         15.9%
  4382 Long Champ Drive
  Sarasota, FL 34235
SDS Merchant Fund, L.P. /(10)/                                                      2,336,171              12.7%
  One Sound Shore Drive
  Greenwich, CT 06830
Oscar Private Equity Investments, L.P.                                              1,569,779/(11)/         8.7%
  11611 San Vicente Blvd., Suite 810
  Los Angeles, CA 90049
Irvin Kessler                                                                         995,558/(12)/         5.6%
  130 Sheshire Lane, Suite 102
  Minnetonka, MN 55305
Bruce Sanguinetti /(13)/                           9,162                0.1%          761,509               4.3%
Jay O. Wright /(14)/                                                                  209,064               1.2%
Mark Boyce /(15)/                                 50,424                0.5%           61,256               0.6%
R. Craig Roos /(16)/                              24,151                0.3%           69,278               0.5%
John T. von Harz /(17)/                                                                25,000               0.3%
Larry Watkins /(18)/                                                                    5,345                 *
All executive officers and directors
as a group (7 persons)                         2,878,792               28.8%        4,229,894              23.9%

________________________

* Less than 0.1%.
/(1)/ Unless otherwise indicted, the address of each other person shown is c/o Speedcom Wireless Corporation, 1748 Independence Blvd., D-4, Sarasota, FL 34243.

/(2)/  Excludes shares which may be acquired upon:

       . stock option exercises,
       . conversion of Series B convertible preferred stock, or . warrant exercises

/(3)/ Amounts shown are as of October 1, 2001 and include options or warrants exercisable on that date or within 60 days thereafter (referred to as "presently exercisable") and shares issuable upon conversion of outstanding Series B convertible preferred stock. Beneficial ownership has been computed in accordance with SEC Rule 13d-3.

/(4)/ Assumes conversion of each outstanding share of Series B convertible preferred stock into two shares of common stock and exercise of presently exercisable options and warrants held by the named securityholder. No Series B warrants are shown in the table as they are not presently exercisable.

/(5)/ Represents 3,217,708 shares issuable to S.A.C. Capital Associates, LLC upon conversion of presently outstanding Series B convertible preferred stock, 1,287,084 shares issuable upon exercise of Series A warrants issued August 23, 2001 and 222,222 shares issuable upon exercise of warrants issued April 13, 2001.

/(6)/ Represents 2,795,055 shares presently outstanding, including 568,560 shares Mr. McKinney holds as custodian for his children.

/(7)/ Shares Mr. McKinney has a right to acquire consist of presently exercisable options for 219,650 shares.

/(8)/ Represents 2,791,555 shares presently outstanding, including 568,560 shares Mrs. McKinney holds as custodian for her children

/(9)/ Shares Mrs. McKinney has a right to acquire consist of presently exercisable options for 13,752 shares.

/(10)/ Represents 1,589,328 shares issuable to SDS Merchant Fund, L.P. upon conversion of presently outstanding Series B convertible preferred stock, 635,732 shares issuable upon exercise of Series A warrants issued August 23, 2001 and 111,111 shares issuable upon exercise of warrants issued April 13, 2001.

/(11)/ Represents 1,120,556 shares issuable to Oscar Private Equity Investments,
       L.P. upon conversion of presently outstanding Series B convertible preferred stock and 448,223 shares issuable upon exercise of Series A warrants issued August 23, 2001.

/(12)/ Represents 533,334 shares issuable to Mr. Kessler upon conversion of presently outstanding Series B convertible preferred stock and 213,334 shares issuable upon exercise of Series A warrants issued to Mr. Kessler on August 23, 2001. Also includes 177,778 shares issuable to the Kessler Family Limited Partnership and 71,112 shares issuable upon exercise of Series A warrants issued to the Kessler Family Limited Partnership on August 23, 2001. Mr. Kessler is the general partner of Kessler Family Limited Partnership.

/(13)/ Represents 445,556 shares issuable to Mr. Sanguinetti upon conversion of presently outstanding Series B convertible preferred stock, 178,223 shares issuable upon exercise of Series A warrants issued August 23, 2001, 25,000 shares issuable upon exercise of warrants issued December 6, 2000, 11,500 shares issuable upon exercise of warrants issued January 22, 2001 and options to acquire 168,080 shares issuable upon exercise of presently exercisable options.

/(14)/ The amount shown for Mr. Wright consists of warrants to acquire 2,122 shares and options to acquire 206,942 shares.

/(15)/ The amount shown for Mr. Boyce includes options to acquire 61,256 shares.

/(16)/ The amount shown for Mr. Roos includes warrants to acquire 28,650 shares and options to acquire 40,628 shares.

/(17)/ The amount shown for Mr. von Harz includes options to acquire 25,000 shares.

/(18)/ The amount shown for Mr. Watkins includes options to acquire 5,345 shares.

                   2002 ANNUAL MEETING STOCKHOLDER PROPOSALS

     Proposals intended to be presented at SPEEDCOM's next annual meeting of stockholders must be received at SPEEDCOM's executive offices no later than December 13, 2001 for inclusion in SPEEDCOM's proxy material related to that meeting. Notice to SPEEDCOM of a stockholder proposal submitted otherwise than for inclusion in SPEEDCOM's proxy materials pursuant to Rule 14a-8 will be considered untimely if submitted to SPEEDCOM after that date, and the persons named in proxies solicited by SPEEDCOM's board of directors for the 2002 annual meeting of stockholders may exercise discretionary voting power with respect to any proposal not submitted by that deadline.


September ____, 2001

                         SPEEDCOM WIRELESS CORPORATION
                        Special Meeting of Stockholders
                         To Be Held ____________, 2001

              Proxy Solicited On Behalf Of The Board Of Directors

     The undersigned shareholder of SPEEDCOM Wireless Corporation (the "Company"), have received the notice of special meeting and the proxy statement, hereby appoints ______________ and ___________, or either of them with full power of substitution, attorneys and proxies of the undersigned to vote at the special meeting of stockholders of the Company to be held on ___________, ____________, 2001 at _________ __.m., local time, and at any adjournment or postponement thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company which the undersigned is entitled to vote, in accordance with the following instructions. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the special meeting.

     This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, the proxy will be voted "FOR" each of the proposals and will be voted in the discretion of the proxies upon such other matters as may properly come before the special meeting.

               (Continued And To Be Signed On The Reverse Side)

                        Please date, sign and mail your
                     proxy card back as soon as possible!

                        Special Meeting of Stockholders
                         SPEEDCOM WIRELESS CORPORATION

                                _________, 2001

                Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------

                                  -----------
[X] Please mark your
    votes as in this
    example.

                                             FOR       AGAINST      ABSTAIN

1.   To approve SPEEDCOM's issuance          [_]         [_]          [_]
     of common stock upon the conversion
     of Series B convertible preferred stock
     and the exercise of related warrants
     sold in a private offering.

2.   To approve an increase in the            [_]         [_]          [_]
     number of authorized Shares of our
     common stock from 30 million to
     60 million shares.

OTHER MATTERS: Granting the proxies discretionary authority to vote upon any other unforeseen matters which are properly brought before the meeting as management may recommend.

     The undersigned hereby revokes any and all other proxies heretofore given by the undersigned and hereby ratifies all that the above-named proxies may do at such meeting, or at any adjournments thereof, by virtue hereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY USING THE ENCLOSED ENVELOPE.


  ________________________________           Dated: _____________, 2001
             SIGNATURE

  ________________________________           Dated: _____________, 2001
  SIGNATURE, IF HELD JOINTLY

NOTE: When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such and also state the name of the shareholder of record for whom you act. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.